UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2021

Acorda Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31938	13-3831168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Saw Mill River Road, Ardsley, NY		10502
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 347-4300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.001)	ACOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05Costs Associated with Exit or Disposal Activities

On September 9, 2021, Acorda Therapeutics, Inc. (the “Company”) announced a corporate restructuring (the “Restructuring”) to reduce costs and more closely align operating expenses with expected revenue. As part of the Restructuring, the Company is reducing headcount by 15% through a reduction in force. Most of the reduction in force will take place immediately, and it will be completed in the first quarter of 2022. As a result, the Company expects to realize estimated annualized cost savings of approximately $20 million beginning in 2022. The Company estimates that it will incur approximately $3.0 million of pre-tax charges, substantially all of which will be cash expenditures, for severance and other costs relating to the restructuring through the first quarter of 2022. A copy of the press release announcing the corporate restructuring is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Restructuring described in Item 2.05 of this report and the Company’s ongoing efforts to manage its costs, the Company has reduced the compensation payable to Dr. Ron Cohen, the Company’s President and Chief Executive Officer. Dr. Cohen’s annual base salary has been reduced from $795,675 to $625,000, and his target payout amount under the Company’s non-equity incentive compensation program has been reduced from 80% to 70% of his annual base salary. These changes in Dr. Cohen’s compensation are effective immediately and will be applied on a pro-rated basis for the calendar year.

In addition, in connection with the Restructuring described in Item 2.05 of this report, the Company announced that Ms. Lauren Sabella has been appointed to the position of Chief Operating Officer and will continue as one of the Company’s executive officers in that role. Prior to her appointment as Chief Operating Officer, Ms. Sabella served as the Company’s Chief Commercial Officer. As Chief Operating Officer, Ms. Sabella will have responsibility for Quality, Information Technology, Technical Operations, and Business Operations/Strategic Planning. At the same time, the Company announced that Mr. Kerry Clem has been appointed an executive officer in the position of Chief Commercial Officer to succeed Ms. Sabella in that role. Prior to being appointed as Chief Commercial Officer, Mr. Clem served as the Company’s Executive Vice President, Sales, Market Access and Operations. A copy of the press release announcing these executive leadership changes is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item. For additional information regarding Ms. Sabella’s experience and compensation, please refer to the definitive proxy statement for the Company’s 2021 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 23, 2021.

Lastly, the Company is reporting that Robert Morales, the Company’s Vice President, Finance and Controller and interim principal financial and accounting officer, has resigned from the Company with an effective date expected to be no later than the end of September 2021. Dr. Cohen has been appointed as the Company’s principal financial and accounting officer on an interim basis effective upon Mr. Morales’ departure.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1*	Employment Agreement dated September 1, 2020, by and between the Company and Kerry Clem
99.1	Press Release dated September 9, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

September 9, 2021	By:	/s/ Robert Morales
Name: Robert Morales
Title: Vice President, Finance and Controller and interim principal financial and accounting officer